EXHIBIT 4.2

Amec Foster Wheeler plc

RULES OF THE AMEC FOSTER WHEELER PLC LONG-TERM INCENTIVE PLAN 2015

Shareholders’ Approval:	14 May 2015

Directors’ Adoption:	20 March 2015

Expiry Date:	14 May 2025

HMRC reference number:

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Table of Contents

Contents		Page

1	Granting Awards	1

2	Before Vesting	4

3	Malus, Holding Period and clawback	5

4	Vesting	8

5	Leaving employment and death	10

6	Corporate events	12

7	Changing the Plan and termination	14

8	General	15

9	Definitions	18

i

Rules of the Amec Foster Wheeler plc Long-term Incentive Plan 2015

1                                      Granting Awards

1.1                            Grantor

1.1.1                   The Grantor of an Award must be:

(i)                                  the Company;

(ii)                               any other Member of the Group; or

(iii)                            a trustee of any trust set up for the benefit of Employees.

1.1.2                   An Award granted under the Plan, and the terms of that Award, must be approved in advance by the Committee.

1.2                            Eligibility

The Grantor may grant an Award to anyone who is an Employee (including an executive director) on the Award Date in accordance with any selection criteria that the Committee in its discretion may set. However, unless the Committee considers that special circumstances exist, an Award may not be granted to an Employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.

1.3                            Timing of Award

Awards may not be granted at any time after the 10th anniversary of approval of the Plan. Awards may only be granted within 42 days starting on any of the following:

1.3.1                   the date of shareholder approval;

1.3.2                   the day after the announcement of the Company’s results for any period;

1.3.3                   the date of the Company’s annual general meeting or any general meeting;

1.3.4                   any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

1.3.5                   any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

1.3.6                   the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.4                            Terms of Awards

Awards are subject to the rules of the Plan and any applicable condition and must be granted by deed. The terms of the Award must be determined by the Committee. The terms must be set out in the deed, including:

1.4.1                   whether the Award is:

(i)                                  a Conditional Award;

(ii)                               an Option;

(iii)                            Forfeitable Shares;

or a combination of these;

1.4.2                   the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

1.4.3                   any condition specified under rule 1.5;

1.4.4                   the Normal Vesting Date;

1.4.5                   whether clawback will apply to the Award in accordance with rule 3.3 and, where it does so, the Clawback Period;

1.4.6                   whether the Participant is entitled to receive any Dividend Equivalent;

1.4.7                   whether a Holding Period will apply to the Award in accordance with rule 3.4, and over what period;

1.4.8                   the Award Date;

1.4.9                   the Option Price (if relevant), which may be nil; and

1.4.10            for an Option, the Final Exercise Date.

1.5                            Conditions

1.5.1                   Subject to rule 1.5.2 below, when granting an Award, the Committee may make the Vesting of all or part of the Award conditional on the satisfaction of one or more conditions which may or may not be linked to the performance of the Company, the Participant or the Member of the Group in whose business unit the Participant works.

1.5.2                   When granting an Award to an executive director of the Company, the Committee must make the Vesting of the Award conditional on the satisfaction of one or more conditions which are linked to the performance of the Company, the Participant or the Member of the Group in whose business unit the Participant works.

1.5.3                   Any condition(s) must be specified at the Award Date.

1.5.4                   The Committee may waive or change a condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so.

1.6                            Award notification

Each Participant will receive a notification setting out the terms of the Award as soon as practicable after the Award Date.

1.7                            No payment

A Participant is not required to pay for the grant of any Award.

1.8                            Administrative errors

If the Grantor grants an Award which is inconsistent with rule 1.2, it will lapse immediately. If the Grantor tries to grant an Award which is inconsistent with rules 1.9, 1.10 or 1.11, the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

1.9                            Individual limit for Awards

An Award must not be granted to an Employee if it would, at the proposed Award Date, cause the market value of Shares subject to Awards granted to him in respect of that financial year under the Plan to exceed 250 per cent of his basic annual salary from Members of the Group. For these purposes, market value may be determined by reference to share price averaged over a period as specified by the Committee.

Basic annual salary for Employees whose salary is not denominated in the same currency as the Shares shall be determined using an appropriate exchange rate as determined by the Committee.

1.10                     Plan limits - 10 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

1.11                     Plan limits - 5 per cent

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

1.12                     Scope of Plan limits

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 1.10 and 1.11.

As long as so required by The Investment Association, shares transferred from treasury are counted as part of the ordinary share capital of the Company and as shares issued by the Company.

1.13                     Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

1.14                     Forfeitable Share Agreement

Where an Award consists of Forfeitable Shares, the Participant must enter into a Forfeitable Share Agreement with the Grantor. This Forfeitable Share Agreement must provide that to the extent that the Award lapses under the Plan, the Shares are forfeited and the Participant will immediately transfer his interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor.

1.15                     Transfer of Forfeitable Shares

On or after the grant of an Award of Forfeitable Shares, the Grantor will procure that the relevant number of Shares are transferred, including a transfer out of treasury or otherwise:

1.15.1            to the Participant or to another person; or

1.15.2            where Awards are subject to a Holding Period in accordance with rule 3.4, to the Nominee as defined in rule 3.4.2,

to be held for the benefit of the Participant under the terms of the Plan.

1.16                     Documents and elections

Where the Award is of Forfeitable Shares:

1.16.1            the Participant must sign any documentation, including a power of attorney or blank stock transfer form, requested by the Grantor. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period. The Grantor may retain the share certificates relating to any Forfeitable Shares; and

1.16.2            the Participant must enter into any elections required by the Grantor, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (or similar) and elections to transfer any liability, or agreements to pay, social security contributions. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period.

2                                      Before Vesting

2.1                            Rights

2.1.1                   A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant.

2.1.2                   Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

2.2                            Transfer

A Participant may not Assign an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 2.2 does not apply to:

2.2.1                   the transmission of an Award on the death of a Participant to his personal representatives; or

2.2.2                   the Assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

2.3                            Variation in share capital, etc.

2.3.1                   If there is:

(i)                                  a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)                               a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

(iii)                            a special dividend or distribution, or

(iv)                           any other corporate event which might affect the current or future value of any Award,

where the Award is a Conditional Award or an Option, the Committee may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

2.3.2                   Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 2.3.1 of the Plan. Any shares, securities or rights allotted to a Participant as a result of such an event will be:

(i)                                  treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

(ii)                               subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

3                                      Malus, Holding Period and clawback

3.1                            Malus

Notwithstanding anything else in these rules, if at any time before an Award Vests the Committee determines that an event set out in rule 3.2 has occurred, it may in its absolute discretion decide that any Award will be adjusted as follows:

3.1.1                   the number of Shares subject to any Award will be reduced;

3.1.2                   the Award will lapse or be forfeited;

3.1.3                  Vesting of the Award will be delayed (e.g. to allow any action or investigation to be undertaken or completed); and/or

3.1.4                  additional conditions will be imposed on the Vesting of the Award.

For the avoidance of doubt, where there is a delay under rule 3.1.3, there may (or may not) be an adjustment or further adjustment under this rule following completion of any action, investigation or procedure.

For the avoidance of doubt, the Committee may not apply malus in respect of an unexercised Option after it Vests.

3.2                            Events giving rise to malus

The events referred to in rule 3.1 are set out below:

3.2.1                   in the opinion of the Committee, a Participant has engaged in misconduct which justifies the application of malus;

3.2.2                   there has been, in respect of any financial year covered by, or part of which falls within, the period between the Award Date and Vesting, a materially adverse misstatement of the Company’s financial statements; and/or

3.2.3                   in the opinion of the Committee, the Participant has previously received performance-based remuneration (being in the form of a Vested Award under the Plan, or otherwise), at a level that was higher than would otherwise have been due to an error or mistake in determining the relevant performance outcome.

3.3                            Application of clawback

This rule 3.3 applies if the Committee has determined under rule 1.4 that an Award is subject to clawback. Where the Committee has so determined, it may, during the Clawback Period, decide to apply clawback, as set out in rules 3.4 to 3.8 below, in its absolute discretion and notwithstanding any other rule of the Plan, if there has been or will be, in respect of any financial year covered by, or part of which falls within, the period between the Award Date and Vesting, a restatement of the Company’s financial statements to correct a material prior period error relating to any condition that was applicable to the Award.

3.4                            Determination of Holding Period

3.4.1                   The Committee may determine under rule 1.4 that any Shares (the “Retained Shares”) held by the Nominee (as defined below) prior to Vesting or to be issued or transferred to a Participant on Vesting (or, in the case of an Option, exercise), after deductions for income tax and social security under rule 4.9, shall be subject to a Holding Period during which the Participant agrees to restrict his dealings with the Retained Shares in accordance with rules 3.5  to 3.8.

3.4.2                   Notwithstanding rule 4.4, 4.5 or 4.6, the Committee will arrange for the Retained Shares to be issued or transferred to a designated nominee (the “Nominee”) to be held on trust absolutely for the Participant during the Holding Period on such administrative terms as the Committee determines.

3.4.3                   For the avoidance of doubt, to the extent that the Participant exercises an Option:

(i)                                  during the Holding Period, the resulting Shares will be subject to the Holding Period and will be issued or transferred to the Nominee following exercise; and

(ii)                               after the end of the Holding Period, the resulting Shares will not be subject to the Holding Period and will not be issued or transferred to the Nominee.

3.5                            Terms applicable to Retained Shares

3.5.1                   The Participant agrees with the Company that he shall not Assign his beneficial interest in the Retained Shares, instruct the Nominee to Assign the Retained Shares or call for the legal title to the Retained Shares during the Holding Period, except:

(i)                                  in the case of the sale of sufficient entitlements nil-paid in relation to a Share to take up the balance of the entitlements under a rights issue or similar event;

(ii)                               in respect of Shares disposed of under rule 4.9; or

(iii)                            where the Committee agrees otherwise in exceptional circumstances.

3.5.2                   During the Holding Period, the Participant will be entitled to vote and have all other rights of a shareholder in respect of the Retained Shares held by the Nominee. Any dividends payable in respect of the Retained Shares during the Holding Period will not be held by the Nominee but will be paid to the Participant. However, where clawback applies to the Retained Shares, such dividends may be subject to clawback during the Clawback Period in accordance with rule 3.6.

3.5.3                   For the avoidance of doubt, where clawback applies to an Award, any Retained Shares relating to that Award will be subject to clawback in accordance with rules 3.3 and 3.6 for the relevant Clawback Period.

3.6                            Clawback

If, during the Clawback Period, irrespective of whether or not the Participant is still employed by any Member of the Group, the Committee decides to apply clawback in accordance with rule 3.3, the Participant shall, as specified by the Committee in its absolute discretion:

3.6.1                   transfer Shares (which may, where a Holding Period applies, include directing the Nominee to transfer Retained Shares) to the recipient(s) specified by the Committee for no consideration;

3.6.2                   pay to, or to the order of, the Company an amount equal to the value of any dividends received in respect of any Shares (including Retained Shares) between the Award Date and Vesting, or during the Clawback Period, which have been subject to clawback under this rule 3.6 or such lower amount as determined by the Committee; and/or

3.6.3                   if the Participant has sold or otherwise disposed of Shares (including Retained Shares which have been released pursuant to rule 3.5.1), pay to, or to the order of, the Company an amount equal to the market value (as determined by the Committee) of such number of Shares or Retained Shares as the Committee determines as at the date of the sale and provide such evidence of the sale or disposal as the Committee may require.

For the avoidance of doubt, the Participant shall bear any liability to taxation which arises as a result of the clawback of the Shares, Retained Shares and/or dividends in accordance with this rule 3.6 and the recipient(s) specified by the Committee under this rule 3.6 may include the Company, where permitted.

3.6.4                   If, during the Clawback Period, irrespective of whether or not the Participant is still employed by any Member of the Group, the Committee decides to apply clawback in accordance with rule 3.3 to Options which have Vested but have not yet been exercised, the Committee may, in its absolute discretion, determine:

(i)                                  the number of Shares subject to the Option will be reduced;

(ii)                               the Option will lapse;

(iii)                            the delivery of Shares following a valid exercise of the Option will be delayed (e.g. to allow any action or investigation to be undertaken or completed); and/or

(iv)                           additional conditions will be imposed on the exercise of the Option.

3.7                            Duration of the Clawback Period and the Holding Period

The Clawback Period and Holding Period will begin on the date on which an Award Vests and will end on the earliest of the following:

3.7.1                   the date or dates specified by the Committee under rule 1.4;

3.7.2                   the date of a Change of control;

3.7.3                   the death of the Participant; or

3.7.4                   if the Committee so decides, on the date of any of the corporate events described in rule 6.1.

At the end of the Holding Period, rule 3.5 will cease to apply to the Retained Shares and the Participant agrees that he will direct the Nominee to transfer the Retained Shares to the Participant or an alternative recipient(s) specified by the Participant.

3.8                            General

3.8.1                   For the avoidance of doubt, the circumstances described in rules 3.2.2, 3.2.3 and 3.3 can arise even if the Participant was not responsible for the matter in question or if it happened before or after the Vesting or grant of the Award or before the Participant’s employment with any Member of the Group.

3.8.2                   Malus and/or clawback may be applied differently for different Participants or for different Awards held by the same Participant in relation to the same matter.

3.8.3                   The Committee will notify the Participant of any application of malus or clawback.

3.8.4                   Without limiting rule 8.1, the Participant will not be entitled to any compensation in respect of any application of malus or clawback.

4                                      Vesting

4.1                            Determining Vesting

As soon as reasonably practicable after the end of the Condition Period, the Committee will determine how many Shares Vest for each Award as described in this rule 4.

4.2                            Timing of Vesting

Subject to rule 4.3, an Award will normally Vest on the latest of:

4.2.1                   the date on which the Committee determines the extent to which any condition has been satisfied or waived;

4.2.2                   the Normal Vesting Date; and

4.2.3                   the first date on which Vesting is not prevented by a Dealing Restriction.

4.3                            Delayed Vesting

Vesting is delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

4.3.1                   if the Participant is subject to any Disciplinary Action;

4.3.2                   if the Participant’s employment has terminated or is about to terminate in circumstances where it is not clear whether the Award should lapse under rule 5;

4.3.3                   if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 3.1; or

4.3.4                   the Committee considers that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Committee determines that the Award should Vest.

“Disciplinary Action”, for the purpose of this rule 4.3, means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant.

4.4                           Consequences of Vesting for Conditional Awards

As soon as reasonably practicable and in any case within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 3, 4.8, 4.9, 5.5 and 8.8) for the transfer, including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

4.5                            Consequences of Vesting for Options

4.5.1                   A Participant may only exercise an Option to the extent it has Vested. To exercise the Option, the Participant must give notice in the prescribed form to the Grantor or any person nominated by the Grantor and pay the Option Price (if any). Subject to a valid exercise of the Option and rule 3.6.4, the Grantor will arrange, as soon as reasonably practicable and in any case within 30 days (subject to rules 3, 4.8, 4.9, 5.5 and 8.8), for the transfer, including a transfer out of treasury or issue to, or to the order of, the Participant, of the number of Shares in respect of which the Option is exercised.

4.5.2                   To the extent that an Option has not been exercised by the close of business on the Final Exercise Date, the Company will, subject to the condition set out below being satisfied, be deemed to have received a valid exercise notice immediately preceding the close of business on the Final Exercise Date, together with a direction to sell sufficient Shares arising on the exercise of each Option to fund the Option Price (if any) and any taxation or social security contributions payable under rule 4.9. The remaining Shares subject to the Option will be transferred to, or to the order of, the Participant.

The condition referred to above is that A - B is greater than C, calculated as follows: A equals the expected sale proceeds of the Shares resulting from the exercise of the Option. B equals any costs of any sale (including any actual or estimated liability to taxation, social security contributions and any other related costs in respect of the Option) and C equals the Option Price.

4.5.3                   The Option will lapse, at the latest, on the close of business on the Final Exercise Date.

4.5.4                   If an Option lapses under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

4.6                            Consequences of Vesting of Forfeitable Shares

Subject to rule 3, to the extent it has Vested, an Award of Forfeitable Shares will not lapse under the Plan and the restrictions referred to in rule 1.14 and contained in the Forfeitable Share Agreement will cease to have effect. Rule 4.9 will apply to any tax and social security contributions payable on Vesting.

4.7                            Dividend Equivalent

4.7.1                   An Award may include the right to receive a Dividend Equivalent which may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to any relevant Participant as soon as practicable after Vesting or, in the case of Options, exercise. For the avoidance of doubt, the Dividend Equivalent includes the tax credit.

4.7.2                   The Committee may determine no additional cash or Shares will be paid in relation to all or part of a special dividend that would otherwise be included.

4.8                            Cash and Share alternative

The Grantor may, subject to the approval of the Committee, decide to satisfy an Award (other than Forfeitable Shares or where clawback with a Holding Period is to apply to an Award) by paying an equivalent amount in cash (subject to rule 4.9). For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. An Award may be granted on the basis that it will always be satisfied in this manner.

In respect of Awards which consist of a right to receive a cash amount, the Committee may decide instead to satisfy such Awards (and any Dividend Equivalents) by the delivery of Shares (subject to rule 4.9). The number of Shares will be calculated by reference to the market value of the Shares on the date of Vesting for Conditional Awards and the date of exercise for Options.

4.9                            Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers appropriate to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares or the Participant discharging the liability himself.

5                                      Leaving employment and death

5.1                            General rule on leaving employment

Unless rule 5.2 applies, an Award that has not yet Vested will lapse on the date the Participant leaves employment.

5.2                            “Relevant leavers” — continuation of Awards

Subject to rule 5.3, an Award will not lapse and the rules (including any applicable clawback or Holding Period terms) will continue to apply if a Participant leaves employment due to:

5.2.1                   disability, ill-health or injury, as established to the satisfaction of the Participant’s employer;

5.2.2                   redundancy;

5.2.3                   retirement with the agreement of the Participant’s employer;

5.2.4                   the Participant’s employing company ceasing to be a Member of the Group;

5.2.5                   a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group; or

5.2.6                   any other reason, if the Committee so decides in any particular case.

Unless the Committee decides otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment.

The Vesting of an Award under this rule is subject to such condition(s) as the Committee in its absolute discretion may determine.

5.3                            “Relevant leavers” — early Vesting

Where a Participant leaves employment for one of the reasons set out in rule 5.2, the Committee may decide, in its discretion, the Award will Vest on the date the Participant leaves employment. Where it does so:

5.3.1                   the Award will Vest to the extent that any condition has been or is likely to be satisfied (as determined by the Committee, at the time the Participant leaves employment, in the manner specified in the condition or in such manner as it considers reasonable);

5.3.2                   the number of Shares in respect of which the Award Vests will, unless the Committee decides otherwise, be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment;

5.3.3                   the number of Shares in respect of which the Award Vests will, unless the Committee decides otherwise, continue to be subject to any applicable clawback or Holding Period terms; and

5.3.4                   the Award will lapse to the extent it does not Vest.

For a Participant who leaves employment due to an event referred to in rule 5.2.4 or 5.2.5 (sale of employing company or business), this rule 5.3 is subject to rule 5.4.

5.4                            Exchange of awards on a sale of employer

If the Committee, with the agreement of any relevant purchaser, so decides before the event referred to in rule 5.2.4 or 5.2.5 takes effect, Awards will not Vest, but will instead be exchanged, and rules 6.1 to 6.4 will apply. In applying rules 6.1 to 6.4, the “Acquiring Company” will mean the relevant purchaser.

5.5                            Death

If a Participant dies, his Award will Vest in full (and, in the case of Options, become exercisable) on the date of death and any applicable clawback or Holding Period terms will cease to apply.

The Grantor will only arrange for Shares to be issued or transferred, or cash paid to the personal representatives of a deceased Participant if they have produced appropriate evidence of entitlement, to the satisfaction of the Committee.

5.6                            General

5.6.1                   A Participant will only be treated as “leaving employment” when he is no longer an Employee or director of any Member of the Group. Unless the Committee decides otherwise, a Participant will be treated as leaving employment on the date he is no longer an Employee or director of any Member of the Group.

5.6.2                  The Committee must make the decision referred to in rule 5.2.6 no later than 45 days after cessation of the relevant Participant’s employment or office.

5.6.3                  An Option which is exercisable after the Participant has left employment will be exercisable for six months from the date of leaving or, if later, the date on which it Vests. In the case of death, the Option will be exercisable for 12 months from the date of death.

5.7                            Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result, would:

5.7.1                   suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or

5.7.2                   become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then the Committee may decide that the Awards will Vest on a date it selects before or after the transfer takes effect. The Award will Vest to the extent the Committee permits and will lapse as to the balance.

6                                      Corporate events

6.1                            Exchange

Unless an Award Vests under rule 6.5, an Award will be exchanged pursuant to rule 6.4:

6.1.1                   in the event of a Change of control; or

6.1.2                   if the Committee so decides, if the Company is or may be affected by:

(i)           any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award; or

(ii)          any reverse takeover (not within rule 6.1.1), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

to the extent that:

6.1.3                   an offer to exchange the Award is made and accepted by a Participant; or

6.1.4                   the Committee, with the consent of the Acquiring Company, decides before the Change of control or other event that the Award will be automatically exchanged.

An Award will also be exchanged under this rule 6 if rule 5.4 applies.

6.2                            Committee

In this rule 6, “Committee” means the members of the remuneration committee of the Company immediately before the Change of control or other event.

6.3                            Timing of exchange

Where an Award is to be exchanged under rule 6.1, the exchange is effective immediately following the relevant event unless the Committee decides otherwise.

6.4                            Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

6.4.1                   must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

6.4.2                   must be equivalent to the existing Award, subject to rule 6.4.4;

6.4.3                   is treated as having been acquired at the same time as the existing Award and, subject to rule 6.4.4, Vests in the same manner and at the same time;

6.4.4                   must:

(i)           be subject to a condition which is, in the Committee’s opinion, equivalent to any condition applying to the existing Award; or

(ii)          not be subject to any condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 6.5; and/or

(iii)         be subject to such other terms as the Committee considers appropriate in all the circumstances; and

6.4.5                   is governed by the Plan, excluding rule 7.2, as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 6.4.1.

For the avoidance of doubt, the new award will not be subject to clawback under rule 3.3 or any Holding Period.

6.5                            Vesting

6.5.1                   If the Committee so determines, in the event of a Change of control, an Award will:

(i)           Vest subject to rules 6.6 and 6.7; and

(ii)          lapse as to the balance,

except to the extent exchanged under rule 6.1.

6.5.2                   If the Company is or may be affected by:

(i)                                  any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award; or

(ii)                               any reverse takeover (not within rule 6.5.1), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may allow an Award to Vest. The Award will Vest to the extent specified in rules 6.6 and 6.7 and will lapse as to the balance unless exchanged under rule 6.1. The Committee may impose other conditions on Vesting.

6.6                            Extent of Vesting

Where an Award vests under rule 6.5:

6.6.1                   if the Award is subject to a condition, the Committee will determine the extent to which that condition has been satisfied and the proportion of the Award which will Vest.  Where an Award is subject to more than one condition, the Committee may determine that only one such condition shall apply and will determine the extent to which that one condition has been satisfied and the proportion of the Award which will Vest; and

6.6.2                   the Committee will determine whether or not the Award is reduced to reflect the acceleration of Vesting, having regard to the time elapsed since the Award Date.

6.7                            Lapse of Options

Where an Option Vests under rule 6.5:

6.7.1                   following a Change of control, it will be exercisable for six months after the Change of control or, if earlier, for six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or

6.7.2                   following an event described in rule 6.5.2, it will be exercisable for such period (not exceeding one year) as the Committee may set at the time of the event,

and will lapse at the end of that period to the extent unexercised.

7                                      Changing the Plan and termination

7.1                            Committee’s powers

Except as described in the rest of this rule 7, the Committee may at any time change the Plan or any Award in any way, including changes to the disadvantage of existing Participants.

7.2                            Shareholder approval

7.2.1                   Except as described in rule 7.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)           the Participants;

(ii)          the individual limit for each Participant under the Plan;

(iii)         the limits on the number of Shares which may be issued under the Plan;

(iv)         the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)          the terms of this rule 7.2.1.

7.2.2                   The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)           to benefit the administration of the Plan;

(ii)          to comply with or take account of the provisions of any proposed or existing legislation;

(iii)         to take account of any changes to legislation; or

(iv)         to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

7.2.3                   The Committee may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rules 1.9, 1.10 and 1.11.

7.3                            Employees’ share scheme

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

7.4                            Notice

The Committee is not required to give Participants notice of any changes.

7.5                            Termination

The Plan will terminate on the 10th anniversary of approval of the Plan, but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

8                                     General

8.1                            Terms of employment

8.1.1                   This rule 8.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.1.2                   Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.1.3                   No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

8.1.4                   The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.1.5                   The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

8.1.6                   No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)           any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)          any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)         the operation, suspension, termination or amendment of the Plan.

8.2                            Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

8.3                            Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

8.4                            Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

8.5                            Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

8.6                            Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

8.7                            Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.7.1                   administering and maintaining Participant records;

8.7.2      providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.7.3      providing information to future purchasers or merger partners of the Company, the Participant’s employing company or the business in which the Participant works;

8.7.4      transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him or her. If anything is inaccurate, the Participant has the right to have it corrected.

8.8                            Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

8.9                            Consistency with directors’ remuneration policy

Nothing in these rules or the terms of any Award will oblige the Grantor or any other person to make any remuneration payment or payment for loss of office which would be in breach of Chapter 4A of Part 10 of the Companies Act 2006 (which requires such payments to be within an approved remuneration policy or otherwise approved by shareholders).

The Company will not be obliged to seek the approval of its shareholders in general meeting for any such payment but may make such changes as are necessary or desirable to the terms of any payment to ensure that it is not in breach of that Chapter.

8.10                     Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.11                     Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

8.12                     Notices

8.12.1            Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any website.

8.12.2            Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, or by such other means, as the Committee or duly appointed agent may decide and notify Participants.

8.12.3            Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.13                     Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

9                                      Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company or any other appropriate person as determined by the Committee (and, for the purpose of rules 6.1 to 6.4, has the meaning given in rule 5.4 or any other appropriate person as determined by the Committee);

“Assign” means to transfer, assign, grant any security interest over, hold on trust or otherwise dispose of;

“Award” means a Conditional Award, an Option or Forfeitable Shares;

“Award Date” means the date on which an Award is granted by deed under rule 1.4;

“Change of control” means:

(i)                                   when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional;

(ii)           when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(iii)          a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way;

“Clawback Period” means the period specified in rule 3.7;

“Committee” means, subject to rule 6.2, the remuneration committee of the board of directors of the Company or a duly authorised person or group of persons (except that in relation to Awards to be granted to executive directors of the Company, only the remuneration committee of the board of directors of the Company may approve the terms of Awards under rule 1.1.2);

“Company” means Amec Foster Wheeler plc registered in England with number 1675285;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Condition Period” means the period in respect of which a condition is to be satisfied;

“Dealing Restriction” means any restriction imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and, for this purpose, the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange plc), as varied from time to time;

“Dividend Equivalent” means an amount equal to the gross ordinary dividends (and, if the Committee so determines, special dividends in respect of which no adjustment has been made pursuant to rule 2.3) payable on the number of Vested Shares with record dates falling between the Award Date and Vesting (or, in the case of Options, the date of exercise). This amount will be calculated, subject to rule 4.6, on the basis that such dividends were reinvested in shares at the time of payment and added to the number of Vested Shares and, where paid in cash, the market value of a share will be the middle market quotation derived from the Daily Official List of the London Stock Exchange on the day preceding Vesting (or, in the case of Options, the date of exercise);

“Employee” means any employee of a Member of the Group;

“Final Exercise Date” means the 10th anniversary of the Award Date of an Option or an earlier date set under rule 1.4;

“Forfeitable Share Agreement” means the agreement referred to in rule 1.14;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan;

“Holding Period” means the period specified in rule 3.7;

“Member of the Group” means:

(i)            the Company;

(ii)           its Subsidiaries from time to time; or

(iii)          any other company which is associated with the Company and is so designated by the Committee;

“Nominee” has the meaning given in rule 3.4.2;

“Normal Vesting Date” means the date (or dates) set by the Committee for Vesting of an Award under rule 1.4 which may be a date determined under rule 4.2.1 or a later date;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means the amount payable for each Share on the exercise of an Option, which may be nil;

“Participant” means a person holding, or who has held, an Award or his personal representatives who have produced a UK grant of representation;

“Plan” means these rules known as “The Amec Foster Wheeler plc Long-term Incentive Plan 2015”, as changed from time to time;

“Retained Shares” has the meaning given in rule 3.4.1;

“Shares” means fully paid ordinary shares in the capital of the Company and, where the context requires, includes an American depository share representing Shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting” means:

(i)            in relation to an Option, an Option becoming exercisable;

(ii)           in relation to a Conditional Award, a Participant becoming entitled to have the Shares transferred to him subject to the Plan; and

(iii)          in relation to Forfeitable Shares, the restrictions set out in the Forfeitable Share Agreement ceasing to have effect as described in rule 4.6.